U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado		80120
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Settlement Agreement Regarding Indemnity Obligations

On November 28, 2011 (the “Settlement Date”), ADA-ES, Inc. (“ADA-ES”) and our wholly owned subsidiary ADA Environmental Solutions, LLC (together, “ADA” or “we”) entered into a Settlement Agreement Regarding ADA-ES’ Indemnity Obligations (the “Indemnity Settlement Agreement”) with Energy Capital Partners, LLC, Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners I-B IP, LP, and Energy Capital Partners I (Crowfoot IP), LP (collectively “ECP”), and ADA Carbon Solutions, LLC f/k/a Crowfoot Development, LLC (“ACS”), ADA Carbon Solutions (Red River), LLC f/k/a Red River Environmental Products, LLC (“Red River”), Morton Environmental Products, LLC, Underwood Environmental Products, LLC, Crowfoot Supply Company, LLC (“Crowfoot Supply”), and Five Forks Mining, LLC (collectively the “AC JV Entities”) regarding ADA’s obligations to indemnify ECP and the AC JV Entities against losses relating to such parties’ litigation with Norit Americas, Inc. and Norit International N.V. f/k/a Norit N.V. (collectively “Norit”) in Texas and New Jersey and the related arbitration (collectively, the “Norit Litigation”), which was settled as of August 29, 2011 pursuant to a Settlement Agreement between ADA and Norit (the “ADA/Norit Settlement Agreement”) and a separate settlement agreement among Norit, ECP and the AC JV Entities (the “ECP/Norit Settlement Agreement,” and together with the ADA/Norit Settlement Agreement, the “Norit Settlement Agreements”). The terms of the Norit Settlement Agreements, including the award to Norit for royalties payable on activated carbon (“AC”) as previously reported (the “ Running Royalty Award”), were endorsed by the arbitration panel through the issuance of confidential, final, confirmable damage awards (the “Stipulated Final Awards”) on October 18, 2011.

Settlement Terms on Indemnity Claims among ADA, ECP and the AC JV Entities

Pursuant to the Indemnity Settlement Agreement, we have agreed to settle certain indemnity claims that ECP and the AC JV Entities have asserted against us arising out of the Norit Litigation based on our indemnity obligations under the Joint Development Agreement between ADA-ES and ECP dated as of October 1, 2008 (the “JDA”). As of November 28, 2011, ECP and the AC JV Entities have asserted claims against us for legal fees, costs and expenses arising out of the Norit Litigation in the amount of approximately $33 million (the “Incurred Legal Fees”). As of the date hereof, we have made capital contributions to ACS in the amount of approximately $25.6 million, which represented an approximate 21.3% equity interest in ACS as of September 30, 2011.

To settle the claims for the Incurred Legal Fees, we paid ACS a cash payment of $2.0 million on November 28, 2011, and agreed to make 16 additional monthly payments of $100,000 with the first paid on November 28, 2011 and the remaining 15 payments commencing on December 1, 2011, to be split equally among ACS, Red River and Crowfoot Supply, relinquished all of our equity interests in ACS to ACS and entered into an amendment to the Intellectual Property License Agreement between ADA and ACS dated October 1, 2008 (the “IP License Amendment”). ADA is no longer a member of ACS and its designee on the ACS’ board of managers resigned in connection with the settlement.

In our Form 10-Q for the quarter ended September 30, 2011, we reported a net investment in ACS of $7.7 million as of that date and have reported our equity interest in ACS’ net loss for the nine months then ended totaling $5.9 million. We expect to record in the fourth quarter of 2011 the transactions resulting from the Indemnity Settlement Agreement for the satisfaction of the indemnity obligations and the relinquishment of our interest in ACS, which will result in other income of approximately $18.7 million. We will continue to record our respective share of ACS’s anticipated losses during the fourth quarter of 2011 through the date of the relinquishment of the equity. The amount of the losses to be recorded will adjust the expected total of other income to be recorded, but the net effect of our equity and the gain will remain the same.

ADA, on the one hand, and ECP and the AC JV Entities on the other hand shall pay all of their respective legal fees, costs and expenses arising out of or related to the Norit Litigation that they incur after the Settlement Date. ECP and the AC JV Entities have the right to control future legal proceedings relating to the Norit Litigation subject to the right of ADA to approve any settlement or increase the amount of the Security LC (as defined below) to cover royalty obligations that would have been due to date if Norit were to prevail on its claims in such proceedings (the “Litigation Posting”).

We have also agreed to make the Running Royalty Award payments directly to Norit and have certain continuing indemnity obligations to ECP and the AC JV Entities for losses relating to our failure to make such payments and certain other matters. We will not have any obligation for royalties owed to Norit based on any future AC production lines. The AC JV Entities will provide us with estimates of the Running Royalty Award payments on the fifth business day after the end of each quarter, and we must deliver an irrevocable standby letter of credit (“Periodic LC”) or revise the amount of the outstanding Periodic LC to secure our obligation to make the payments based on such estimates within five business days thereafter. On or before December 5, 2011, we must deliver the first Periodic LC in the amount of approximately $365,000 for royalties expected to be due for the third quarter of 2011.

As additional security for the performance of the Running Royalty Award, we must post a letter of credit (the “Security LC” and together with the Periodic LC, the “LCs”) in the amount of $1 million on or before September 30, 2012 and make periodic increases in the Security LC in amounts up to $5 million by September 30, 2015 with reduced amounts thereafter until September 30, 2017. If prior to January 1, 2018, ADA declares or issues a dividend to any or all of its shareholders or repurchase any equity security from any or all of its shareholders (other than repurchases of common stock under employee stock plans), we must increase the Security LC by 50% of the aggregate fair market value of such dividends or amount spent to repurchase such equity securities up to $7.5 million in the aggregate. In addition, if prior to January 1, 2018, we achieve total earnings in excess of $20 million in a fiscal year, we must make a $5 million one-time supplemental increase in the Security LC. Notwithstanding the foregoing, the total increases we have to make as described in the two preceding sentences are capped at $7.5 million.

As additional security for the Running Royalty Award obligations, we have agreed to apply net proceeds we receive from sales of interests in our refined coal business or distributions from such business resulting from asset sales for an amount in excess of $0.5 million other than in the ordinary course of business or sales of other assets in excess of $1 million other than in the ordinary course of business as follows: (i) 100% to reimburse the AC JV Entities for any Running Royalty Award payments funded by them (other than via draws under the LCs) plus interest at the prime rate plus 2.5% per annum, (ii) 100% to fund or replenish the Periodic LC and then the Security LC and (iii) 50% to increase the stated amount of the Security LC until it reaches $10 million, with any remaining net proceeds to be retained by ADA for use in its sole discretion. There is no requirement to increase the amount of either LC as a result of any future equity sales by ADA-ES. In certain circumstances, we may reduce the stated amount of the LCs as a result of the mandatory security interest to be created in our interests in any future AC production lines on which we choose to invest, as described below. In no event do the stated amount of the LCs in place at any time need to exceed the estimate of remaining future royalties payable under the Running Royalty Award. The Periodic LC must be continually in place until the later of (1) at least 120 days after the date the corresponding Running Royalty Award payment is due to Norit and (2) at least 30 days after the performance of all actions or obligations of ADA, the AC JV Entities and ECP related to the particular Norit matters for which the Litigation Posting was made. The Security LC must be continually in place until at least the one-year anniversary of the date the final Running Royalty Award payment is due.

Through the earliest of October 1, 2015, a change of control of ACS or a change of control of ADA (the “Expiration Date”), we will have the right to make passive investments of up to a 49.9% interest in new AC production lines and facilities to be developed by ECP, the AC JV Entities or their respective affiliates and subsidiaries, although if we elect to do so, we must commit to invest no less than 25% of the total economic investment, and any interest we obtain by such investment will become additional security for our obligations to pay the Running Royalty Award to the extent the Periodic LC and the Security LC combined do not exceed the royalties projected to be owed to Norit. Our participation right would terminate upon an ADA bankruptcy event (as defined) or a breach of our obligations under the Indemnity Settlement Agreement.

Until the Expiration Date, we will be subject to certain non-compete provisions that will restrict our ability to compete with the AC JV Entities and their affiliates in certain aspects of the AC business. In addition, the parties have agreed to jointly market AC injection systems and AC in the North American coal-fired utility market for six months from the date of the Indemnity Settlement Agreement, and the AC JV Entities shall not compete with us in the AC injection systems market during that period, subject to earlier termination automatically upon an ADA bankruptcy event or breach of our obligations under the Indemnity Settlement Agreement.

The Indemnity Settlement Agreement includes full and complete mutual releases and bars to any claims known or that reasonably should have been known by the parties on the date thereof that the parties and certain related or other persons have arising from the Norit Litigation, other than claims such parties did not know of or may not reasonably have known of and other than claims relating to any breach by us of the ADA/Norit Settlement Agreement, the Stipulated Final Awards and the Indemnity Settlement Agreement. If ADA breaches the Indemnity Settlement Agreement (a “Breach Claim”), however, ECP and the AC JV Entities may bring claims under the JDA and the agreement for Losses (as defined in the JDA) relating to such breach regardless of when the Losses first arose and the parties’ release is deemed null and void with respect to such Losses. The Indemnity Settlement Agreement also includes certain representations and warranties of the parties, reporting and audit rights and confidentiality and non-disparagement provisions.

Under the IP License Amendment, ADA-ES agreed to expand the existing license to ACS to certain additional technology for activated carbon and to other fields of use on a non-exclusive basis and provided ACS with certain additional audit rights.

Additional Information.

The information contained in this report is a summary of the terms of the Indemnity Settlement Agreement and the IP License Amendment, and reference is made to those agreements for the complete terms thereof. In accordance with the regulations of the United States Securities and Exchange Commission, we will file copies of the Indemnity Settlement Agreement and IP License Amendment with our Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

Item 9.01	Financial Statements and Exhibits

(d)	The following item is furnished as an exhibit to this report:

99.1	Press Release, ADA-ES Announces Settlement of Indemnity Claims, dated November 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2011

ADA-ES, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, ADA-ES Announces Settlement of Indemnity Claims, dated November 28, 2011

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